  EXHIBIT 99.1

Idaho Strategic Reports 4th Quarter Financial Highlights and 2022 Operating and Financial Performance

COEUR D’ALENE, Idaho, March 31st, 2023 (ACCESSWIRE) – Idaho Strategic Resources, Inc. (NYSE American: IDR) (“IDR”, “Idaho Strategic” or the “Company”) today announced its consolidated operating and financial results for the year ending December 31, 2022. Including a $603,650 net profit for the 4th quarter of 2022, and a 25.5% increase in revenue with a 218% increase in gross profit in 2022 compared to 2021.

Idaho Strategic’s CEO and President, John Swallow stated, “I am proud of the way the IDR team performed throughout 2022. It is typically a humbling exercise to write our year-end press release and look back at what our team was able to accomplish, and 2022 was no exception. This past year has been both an extremely busy year and an energizing one on multiple fronts. We have not only grown our gold production and increased our efficiency at the Golden Chest Mine, but we also acquired and advanced the largest rare earth elements landholdings in the United States.

As Idaho Strategic continues to execute its organic growth strategy, we have focused heavily on maintaining our Company culture and scaling our core philosophies. We currently have an effective combination of young energetic team members mixed with steady and experienced leaders that allows IDR to pivot quickly and correctly when needed. This combination of talent is something that we couldn’t have developed without leaning on the generational experience of the folks in the Silver Valley and promoting from within the Company.

As I look forward to 2023, I believe IDR is well positioned from both a macroeconomic perspective, to benefit from the uncertainty surrounding our global financial system and the U.S.’ shift toward decarbonization and domestic supply chain security, and from a microeconomic perspective, with the team we have in place and the continued operational execution at the Golden Chest Mine. We have a lot of interest from folks that want to work at IDR… I am excited to see our operating and financial performance leverage the strong foundation that the team has built in 2022.”

4th Quarter Financial Highlights:

•	Idaho Strategic realized a net profit for the 4th quarter 2022 of $603,650 compared to a net loss of $1,219,518 for the same period in 2021.

•	Revenue increased 94.5% or $1,667,294, to $3,432,002 in the 4th quarter of 2022, up from $1,764,708 in Q4 2021.

•	Similarly, gross profit for the 4th quarter 2022 increased to $1,469,082, up from a gross loss of $80,978 in Q4 2021.

2022 Rare Earths and Corporate Highlights:

•	On March 11th of 2022 IDR up listed onto the New York Stock Exchange American and rang the opening bell of the NYSE from underground at the Golden Chest Mine-a first in recorded history.

•	Idaho Strategic added the Lemhi Pass rare earth elements project and quickly expanded it following the Company’s initial exploration results.

•	The Company increased its rare earth elements land position in central Idaho; all three properties combined makeup approximately 18,030 acres within Idaho’s Rare Earth Element – Thorium (REE-Th) Belt.

•	Completed its initial drill program at Diamond Creek which returned 11.3 meters of 1.3% total rare earth oxide (TREO) and 10.1 meters of 0.7% niobium.

•	Completed a 32-meter trench at Diamond Creek which returned 32 continuous meters of REE mineralization at the surface averaging 1.28% TREO and included 12 meters of greater than 0.5% niobium.

•	Surface sampling program at Lemhi Pass returned 7 samples with TREO grades ranging from 0.67% to 4.26%, with neodymium alone accounting for more than half of the TREO of each sample.

•

Provided REE mineralized material to the University of Idaho as part of IDR’s involvement in the IGEM Program to develop environmentally friendly extraction technology for rare earth elements in partnership with Idaho National Laboratory, Idaho Geological Survey, and the Center for Advanced Energy Studies.

1

2022 Results of Gold Operations:

•

For the year ending December 31, 2022, the Company processed 42,260 dry metric tonnes (dmt) at the Company’s New Jersey Mill with an average gold head grade of 4.33 grams per tonne gold (gpt) and gold recovery of 89.8%.

•	IDR produced a total of 6,103 ounces of gold contained in concentrates and dore’.

•	Mined 8,400 tonnes of ore from the open pit at an average grade of 4.55 gpt gold with an average stripping ratio of 9.5 and an average daily mining rate of 922 tonnes per day (tpd).

•

Mined 25,000 tonnes of ore from the underground mine at an average grade of 5.35 gpt gold and completed 175 meters of development related to the Main Access Ramp (MAR) to access new stopes. A new ventilation raise was completed by IDR miners as well.

•

Completed 6,353 meters of core drilling at the Klondike, Paymaster, and Skookum shoots, as well as the greater Murray Gold Belt area. Highlights of the 2022 drilling included drillhole GC 22-212 which intersected 8.77 gpt gold over 9.2 meters in the Klondike area, and GC 22-223 which intersected 16.6 gpt gold over 1.23 meters in the Paymaster area.

•

A highlight of drilling the greater Murray Gold Belt area was the discovery of a broad, low-grade zone where AG 22-2 assayed 0.56 gpt gold over 24 meters on the Company’s Argus property. The Argus is located about 2.8 kilometers northwest of the active mining area at Golden Chest.

2022 Financial Highlights include the following:

•

Revenue from gold concentrate sales was $9,580,189 for the year ending December 31, 2022, compared to $7,630,416 for the comparable period in 2021. The increase in revenue is the result of a higher ratio of underground to open pit ore processed at the mill, resulting in a higher average gold grade and the production of 1,179 more ounces in 2022 compared to 2021.

•

Gross profit for the year ended December 31, 2022 was $1,553,921 compared to a gross profit of $487,877 in 2021. This resulted in an increase in gross profit as a percentage of sales from 6.4% in 2021 to 16.2% in 2022.

•

Net loss for the year ended December 31, 2022 was $2,631,092 compared to a net loss of $3,260,361 for the same period in 2021. The consolidated net loss for 2022 was inclusive of non-cash charges of $1,633,492 ($1,977,841 in 2021) as follows: depreciation and amortization of $984,083, accretion of asset retirement obligation of $12,691, stock-based compensation of $547,275, stock issued for services of $32,326, loss on write off of equipment $68,641, equity income on investment in Buckskin $1,524, and a gain on the forgiveness of SBA loan of $10,000.

•

Gold sales receivable increased to $909,997 from $408,187 at December 31, 2022 compared to 2021 as a result of shipping delays related to the global shipping situation and higher estimated future gold prices expected on unsettled ounces at year end. The backlog of shipping has been largely rectified going into the first quarter of 2023.

•

The Company saw an increase in exploration expenses for 2022 largely due to the drilling of its Diamond Creek property for REEs as well as increased drilling near the Golden Chest with the Company-owned drilling rig.

•

All in sustaining cost (AISC) per ounce decreased from $1,818.22 in 2021, to $1,777.14 in 2022 from producing 1,276 more ounces of gold as a result of increased efficiencies seen at the Golden Chest mine due to the implementation of a new mine schedule and the commissioning of new mining equipment. The reported AISC number is also inclusive of IDR’s 2022 rare earth exploration program.

2

Mr. Swallow concluded, “We had a good year. And while the operational and financial highlights paint a good picture of 2022, for me the numbers are like looking at a 2-D map of a mining property and trying to develop a mine plan (and business plan) in lieu of going to the site and experiencing the topography firsthand. Over the next week or two I plan to write and publish one of our periodic letters that discusses some of the nuances that are naturally left out of operational and financial updates while taking a look at the path ahead, and with a few opinions tossed in for good measure.”

Qualified person

IDR's Vice President of Exploration, Robert John Morgan, PG, PLS is a qualified person as such term is defined under S-K 1300 and has reviewed and approved the technical information and data included in this press release.

About Idaho Strategic Resources, Inc.

Domiciled in Idaho and headquartered in the Panhandle of northern Idaho, Idaho Strategic Resources (IDR) is one of the few resource-based companies (public or private) possessing the combination of officially recognized U.S. domestic rare earth element properties (in Idaho), the largest known concentration of thorium resources in the U.S., and Idaho-based gold production located in an established mining community.

Idaho Strategic Resources produces gold at the Golden Chest Mine located in the Murray Gold Belt (MGB) area of the world-class Coeur d’Alene Mining District, north of the prolific Silver Valley. With over 7,300 acres of patented and unpatented land, the Company has the largest private land position in the area following its consolidation of the Murray Gold Belt for the first time in over 100-years.

In addition to gold and gold production, the Company maintains an important strategic presence in the U.S. Critical Minerals sector, specifically focused on the more “at-risk” Rare Earth Elements (REEs) with an overall land position of approximately 18,030 acres in Idaho’s REE-Th Belt. The Company’s Diamond Creek, Roberts and Lemhi Pass REE properties are included the U.S. national REE inventory as listed in USGS, IGS and DOE publications. IDR’s Lemhi Pass REE-Thorium Project is also recognized by the USGS and IGS as containing the largest concentration of thorium resources in the country. All three projects are located in central Idaho and participating in the USGS Earth MRI program.

With an impressive mix of experience and dedication, the folks at IDR maintain a long-standing “We Live Here” approach to corporate culture, land management, and historic preservation. Furthermore, it is our belief that successful operations begin with the heightened responsibility that only local oversight and a community mindset can provide. Its “everyone goes home at night” policy would not be possible without the multi-generational base of local exploration, drilling, mining, milling, and business professionals that reside in and near the communities of the Silver Valley and North Idaho.

For more information on Idaho Strategic Resources click here for our corporate presentation, go to www.idahostrategic.com or call:

Travis Swallow, Investor Relations & Corporate Development

Email: tswallow@idahostrategic.com

Phone: (208) 625-9001

3

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Often, but not always, forward-looking information can be identified by forward-looking words such as “anticipate”, “believe”, “expect”, “goal”, “plan”, “intend”, “potential’, “estimate”, “may”, “assume” and “will” or similar words suggesting future outcomes, or other expectations, beliefs, plans, objectives, assumptions, intentions, or statements about future events or performance. Forward-looking information includes, but is not limited to, Idaho Strategic Resources expectations, intentions, plans, assumptions and beliefs with respect to, among other things, estimated and targeted production rates and results, the expected prices of gold, as well as the related costs, expenses and capital expenditures, and the potential advancement of rare earth element or critical mineral resources. The Company cannot guarantee that it is the largest rare earth elements landholder in the U.S., however the Company has made the claim after reviewing the publicly available information regarding the landholdings of MP Materials, Rare Element Resources, Western Rare Earths, Ucore, and Texas Minerals. Forward-looking information is based on the opinions and estimates of Idaho Strategic Resources as of the date such information is provided and is subject to known and unknown risks, uncertainties, and other factors that may cause the actual results, level of activity, performance, or achievements of IDR to be materially different from those expressed or implied by such forward-looking information. With respect to the business of Idaho Strategic Resources, these risks and uncertainties include risks relating to widespread epidemics or pandemic outbreak including the COVID-19 pandemic; the impact of COVID-19 on our workforce, suppliers and other essential resources and what effect those impacts, if they occur, would have on our business, including our ability to access goods and supplies, the ability to transport our products and impacts on employee productivity, the risks in connection with the operations, cash flow and results of the Company relating to the unknown duration and impact of the COVID-19 pandemic; interpretations or reinterpretations of geologic information; unfavorable exploration results; inability to obtain permits required for future exploration, development or production; general economic conditions and conditions affecting the industries in which the Company operates; the uncertainty of regulatory requirements and approvals; fluctuating mineral and commodity prices; the ability to obtain necessary future financing on acceptable terms; the ability to operate the Company’s projects; and risks associated with the mining industry such as economic factors (including future commodity prices, and energy prices), ground conditions, failure of plant, equipment, processes and transportation services to operate as anticipated, environmental risks, government regulation, actual results of current exploration and production activities, possible variations in ore grade or recovery rates, permitting timelines, capital and construction expenditures, reclamation activities. Although the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated, or intended. Readers are cautioned not to place undue reliance on such information. Additional information regarding the factors that may cause actual results to differ materially from this forward‐looking information is available in Idaho Strategic Resources filings with the SEC on EDGAR. IDR does not undertake any obligation to update publicly or otherwise revise any forward-looking information whether as a result of new information, future events or other such factors which affect this information, except as required by law.

4